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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                   Commission File Number 0-7831

                              THE JOURNAL COMPANY*
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                              333 WEST STATE STREET
                               MILWAUKEE, WI 53203
                                 (414) 224-2728
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.125 PER SHARE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
           -----------------------------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ X ]          Rule 12h-3(b)(1)(ii)    [   ]
     Rule 12g-4(a)(1)(ii)    [   ]          Rule 12h-3(b)(2)(i)     [   ]
     Rule 12g-4(a)(2)(i)     [   ]          Rule 12h-3(b)(2)(ii)    [   ]
     Rule 12g-4(a)(2)(ii)    [   ]          Rule 15d-6              [   ]
     Rule 12h-3(b)(1)(i)     [ X ]

Approximate number of holders of record as of the certification or notice date:
   1
-------

     Pursuant to the requirements of the Securities Exchange Act of 1934, The Journal Company* has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  September 29, 2003
                                       /s/ Mary Hill Leahy
                                       -----------------------------------------
                                       Mary Hill Leahy
                                       Senior Vice President and General Counsel



* Prior to September 29, 2003, the Registrant was named "Journal Communications, Inc."